SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPATIALIZER AUDIO LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2060 East Avenida de los arboles, #d190 |thousand oaks, CA 91362-1376
The Special Meeting of Stockholders is June 15 -— Please Vote Today!
May 31, 2007
Dear Spatializer Stockholder:
We recently mailed to you proxy material regarding a Special Meeting of Stockholders to be held on June 15. Our records indicate that we have not yet received your vote. If you have not yet voted, please review the proxy material and vote by signing and returning the enclosed proxy card. Holders in street-name may be able to vote their proxy by internet or toll-free telephone as provided in the instructions from their brokerage firm or bank on the enclosed voting form.
If you have already returned a proxy for the June 15 special meeting, please accept our thanks. You need take no further action at this time.
At the Special Meeting, stockholders will be asked to consider and vote upon the following matters, as described in the proxy material previously sent to you:
(1)	The sale of all or substantially all of the assets of Spatializer and Desper Products, Inc., a wholly owned subsidiary of Spatializer, to DTS, Inc. and its wholly owned subsidiary DTS BVI, Limited pursuant to the terms of the Asset Purchase Agreement dated September 18, 2006;

(2)	Approval of an amendment to Spatializer’s Certificate of Incorporation increasing the authorized number of shares of Common Stock (as defined in the proxy materials) from 65,000,000 shares to 300,000,000 shares;

(3)	Authorization for the Board of Directors of Spatializer (the “Board”) to effect a reverse stock split of Spatializer’s Common Stock at a specific ratio to be determined by the Board within a range from one-for-five to one-for-fifty; and

4)	Such other matters as properly be presented at the Special Meeting or any adjournment or postponement thereof.
The Board has approved and recommends that the stockholders vote FOR each of the matters described in proposals nos. 1, 2, and 3 above.
If you need assistance in voting your shares, please contact our proxy solicitor, Morrow & Co., Inc. at 800-607-0088.

Thank you for your consideration and for taking the time to vote.
Sincerely,
SPATIALIZER AUDIO LABORATORIES, INC.

HENRY R. MANDELL
Chairman of the Board